Exhibit 10.3

TRANSACTION BONUS

AGREEMENT

This Transaction Bonus Agreement (this “Agreement”), dated as of the 23rd day of October, 2016, is by and between B/E Aerospace, Inc., a Delaware corporation (the “Company”), and Werner Lieberherr (the “Executive”).

WHEREAS, in an effort to incentivize the Executive to facilitate the successful and satisfactory consummation of the transactions contemplated under the Agreement and Plan of Merger by and among the Company, Rockwell Collins, Inc., and a certain Delaware corporation and wholly owned subsidiary of Rockwell Collins, Inc., dated as of October 23, 2016 (the “Transaction”), and to retain the Executive’s services through the consummation of the Transaction, the Company wishes to enter into this Agreement and provide for the compensation specified herein to be paid to the Executive in connection with the consummation of the Transaction, subject to all of the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to the following:

1.                                      Transaction Bonus.

a)             Transaction Bonus.  Subject to the conditions set forth in this Section 1, upon the consummation of the Transaction, the Executive shall receive a lump sum cash payment in an amount equal to $8,400,000 (the “Transaction Bonus”).

b)             Tax Withholding.  Payment of the Transaction Bonus hereunder shall be subject to all applicable income and employment taxes and any other amounts that the Company is required by any applicable law to deduct and withhold therefrom.

c)              Other Benefits.  The Transaction Bonus is a special incentive payment to the Executive and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

d)             Conditions to Payment of Transaction Bonus.

i)                 Continued Employment.  Unless directed otherwise by the Company in writing, the Executive shall continue to perform the Executive’s regular and customary duties and responsibilities to the Company and its affiliates through the date of consummation of the Transaction.  In the event of the Executive’s termination of employment prior to the consummation of the Transaction, the Executive shall forfeit the Executive’s right to receive the Transaction Bonus hereunder.  Notwithstanding the foregoing, if the Executive’s employment is terminated prior to the consummation of the Transaction by the Company for any reason, by the Executive for “Good Reason”, or due to the Executive’s death or “Incapacity” (in each case, as such term is defined in the Executive’s employment agreement with the Company as in effect on the date hereof), the Executive shall be entitled to receive the Transaction Bonus, subject to Section 1(d)(ii) of this Agreement.

ii)              Consummation of Transaction.  In the event that the Transaction is abandoned or is otherwise not consummated for any reason on or prior to December 31, 2017, this Agreement and the Executive’s rights hereunder shall be null and void and without any further legal force or effect whatsoever.

e)              Code Section 280G.  Notwithstanding any other provision of this Agreement or any other agreement between the Company and the Executive to the contrary, in the event that any payment that is either received by the Executive or paid by the Company on the Executive’s behalf or any property, or any other benefit provided to the Executive under this Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Executive’s employment by the Company) (collectively the “Company Payments”), will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any similar tax that may hereafter be imposed by any taxing authority), then the Executive will be entitled to receive either (i) the full amount of the Company Payments, or (ii) a portion of the Company Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive on an after-tax basis, of the greatest portion of the Company Payments.  Any determination required under this Section 1(e) shall be made in writing by Golden Parachute Tax Solutions, LLC, or such other independent public accountant as may be selected by the Executive in the Executive’s sole discretion, whose determination shall, subject to review and comment by the Company, be conclusive and binding for all purposes upon the Company and the Executive.  For purposes of making any calculation required by this Section 1(e), such accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.  If there is a reduction of the Company Payments pursuant to this Section 1(e), such reduction shall occur in the following order (with Company Payments in each category being first reduced by the portion of such Company Payments that is not deferred compensation subject to Section 409A of the Code and then by the portion of such Company Payments that is deferred compensation subject to Section 409A of the Code (and, in each case, beginning with the Company Payments in each category scheduled to be made latest in time (and pro rata with respect to Company Payments in each category scheduled to be made at the same time))):  (A) the Executive’s Transaction Bonus, (B) any cash severance payable to the Executive, (C) any other cash amount payable to the Executive, (D) any employee benefit valued as a “parachute payment,” and (E) acceleration of vesting of any outstanding equity award.  For the avoidance of doubt, in the event that additional Company Payments are made to the Executive after the application of the cutback in this Section 1(e), which additional Company Payments result in the cutback no longer being applicable, the Company shall pay the Executive an additional amount equal to the value of the Company Payments that were originally cutback.  To the extent that any such restoration is necessary based on additional Company Payments (if any) made during such calendar year, the Company shall pay such restoration within seventy-five (75) days following the last day of such calendar year.  In no event whatsoever shall the Executive be entitled to a tax gross-up or other payment in respect of any excise tax, interest or penalties that may be imposed on the Company Payments by reason of the application of Section 280G of the Code or Section 4999 of the Code.

2.                                      Treatment of November 2016 Equity Awards and 2016 Annual Bonus.

a)             General.  The Executive shall be entitled to receive the awards of restricted stock units of the Company as contemplated by the formally approved resolutions of the board of directors of the Company dated October 21, 2016 (the “2016 Equity Awards”).  In addition, except as modified below, the Executive shall be entitled to payment of the Executive’s full 2016 annual incentive bonus in accordance with the terms and conditions of the annual incentive plan of the Company under which such bonus was granted (the “2016 Annual Bonus”).

b)             Impact of Termination of Employment.  Notwithstanding the foregoing, any provision in the resolutions of the board of directors of the Company dated October 21, 2016, the Company annual incentive plan under which the 2016 Annual Bonus was granted, the grant documentation governing the 2016 Equity Awards, or otherwise (i) in the event that the Executive’s employment is terminated prior to the consummation of the Transaction by the Company for any reason, by the Executive for “Good Reason”, or due to the Executive’s death or “Incapacity” (in each case, as such term is defined in the Executive’s employment agreement with the Company as in effect on the date hereof), the Executive shall be entitled to receive all of the benefits under the 2016 Equity Awards (based on full vesting and assuming maximum performance was achieved in the case of performance-vesting restricted stock units, with payment to be made upon the consummation of the Transaction) and the 2016 Annual Bonus (to the extent not already vested and paid) in accordance with the terms and conditions thereof as if the Executive’s employment had not been so terminated, and (ii) the 2016 Annual Bonus shall in all events be paid to the Executive on or before December 31, 2016.

3.                                      General.

a)             Survival of Provisions.  The obligations contained in this Agreement shall survive the termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.

b)             No Right to Continued Employment.  Nothing in this Agreement shall confer upon the Executive any right to continued employment with the Company or its affiliates or to interfere in any way with the right of the Company or its affiliates to terminate the Executive’s employment at any time.

c)              Code Section 409A Compliance.  Although the Company does not guarantee the tax treatment of any payment hereunder, the intent of the parties is that payments under this Agreement be exempt from, or comply with, Section 409A of the Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

d)             Governing Law; Jurisdiction.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, without giving effect to the choice of law principles thereof.  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Florida or the United States District Court for the Southern District of Florida and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Florida, the court of the United States of America for the Southern District of Florida, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Florida State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Florida.  Each party shall be responsible for its own legal fees incurred in connection with any dispute hereunder.

e)              Severability.  In the event that any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision never existed.

f)               Non-Assignment; Successors.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 3(f), no party may assign or delegate any rights or obligations hereunder without first obtaining the advanced written consent of the other parties hereto.  Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  The Company may assign this Agreement to a person or entity that is an affiliate of the Company or to any successor to all or substantially all of the business and/or assets of the Company, which assumes in writing, or by operation of law, the obligations of the Company hereunder.

g)              Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

h)             No Obligation; Company Discretion.  No provision of this Agreement shall be interpreted to impose an obligation on the Company to accept, agree to or otherwise consummate the Transaction.  The decision to consummate the Transaction, and all terms and conditions of such transaction, including the amount, timing and form of consideration to be provided in connection therewith, shall be within the sole and absolute discretion of the Company.

i)                 Entire Agreement; Amendment.  Except as specifically contemplated herein, this Agreement constitutes the entire agreement by the Executive and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral.  Notwithstanding the foregoing, nothing herein is intended to supersede any employment agreement, or any incentive, equity, compensation or benefit arrangement between the Executive and the Company; provided, however, that to the extent that there is any conflict between any such agreement or arrangement and this Agreement, the terms of this Agreement shall control.  This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Werner Lieberherr
Werner Lieberherr

COMPANY

By:	/s/ Amin J. Khoury
Name:	Amin J. Khoury
Title:	Executive Chairman of the Board

Transaction Bonus Agreement Signature Page